                                                                     EXHIBIT 2.2


                              AMENDMENT NO. 1 TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION


     THIS AMENDMENT NO. 1 TO MERGER AGREEMENT AND PLAN OF REORGANIZATION (the "Amendment") is entered into as of July 8, 1999, by and among STRATEGICUS PARTNERS INC., an Oregon corporation ("Strategicus"), NETVALUE HOLDINGS, INC., a Delaware corporation ("NVH") and DOUGLAS SPINK.

     On June 21, 1999, the parties executed and delivered a Merger Agreement and Plan of Reorganization (the "Agreement"). This Amendment modifies certain of the terms and conditions contained in the Agreement.

     NOW THEREFORE, the parties agree as follows:

     1.   Defined Terms. Unless given a different meaning herein, all
          -------------
capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement.

     2.   Continuing Effectiveness. Except as expressly modified herein, all of
          ------------------------
the terms, conditions, covenants and exhibits set forth in the Agreement remain in full force and effect among the parties.

     3.   Consulting Agreement. The definition of "Consulting Agreement" set
          --------------------
forth in Section 1.4 is hereby deleted and shall be replaced with the following:

          The term "Consulting Agreement" means the Consulting Agreement executed by and between NVH and Stephen George, the Consulting Agreement by and between NVH and Darr Aley, and the Consulting Agreement by and between NVH and Barry Uphoff.

     4.   Employment Agreement. The definition of "Employment Agreement" set
          --------------------
forth in Section 1.5 is hereby deleted and shall be replaced with the following:

          The term "Employment Agreement" means the Employment Agreement executed by and between NVH and Douglas Spink, including all amendments and modifications thereto.

     5.   Officers. The terms and conditions set forth in Section 2.6 of the
          --------
Agreement are hereby deleted and shall be replaced with the following:

          At the Effective Time, the officers of the Surviving Corporation will be Barry Uphoff, Chairman of the Board; Andrew Panzo, President and Chief Executive Officer; Douglas Spink, Chief Technology Officer; and Darr Aley, Executive Vice

          President - Business Development, each to hold office in accordance with the terms of the Certificate of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

     6.   Conversion of Strategicus Stock. The terms and conditions set forth
          -------------------------------
in Section 3.1 of the Agreement are hereby deleted and shall be replaced with the following:

          At the Effective Time, all of the issued and outstanding shares of common stock of Strategicus, no par value ("Strategicus Stock"), issued and outstanding immediately prior to the Effective Time (each, a "Share" and collectively, the "Shares") shall, by virtue of the Merger and without any action on the part of Strategicus or the holder be converted into, and become exchangeable for 2,311,460 validly issued, fully paid and nonassessable shares of Series A Preferred Stock, par value $ .001 per share, of the Surviving Corporation and 7,524,628 validly issued, fully paid and nonassessable shares of common stock, par value $ .001 per share, of the Surviving Corporation (the common stock and Series A Preferred Stock of the Surviving Corporation may be collectively referred to as the "NVH Stock"), subject to the vesting provisions set forth in Section 3.2 hereof (collectively, the "Merger Consideration"). Each holder of Strategicus Stock (collectively, the "Strategicus Stockholders" and each a "Strategicus Stockholder") shall be required to surrender his share certificate or certificates to NVH, or its transfer agent, on the Effective Time or as soon as practicable thereafter and shall receive such shares of NVH Stock as is set forth beside the name of such Strategicus Stockholder on Schedule 3.1. NVH shall, in exchange for the Strategicus Stock owned by Douglas Spink, issue and deliver to Douglas Spink the entire Merger Consideration to which he is entitled at the Effective Time as set forth herein, including NVH Shares which will vest over the next twenty-four months pursuant to the vesting schedule set forth in Section 3.2. NVH shall, in exchange for the Strategicus Stock owned by each of Darr Aley, Stephen George and Barry Uphoff, issue and deliver to each of Darr Aley, Stephen George and Barry Uphoff the portion of the Merger Consideration as such person's interest in NVH Shares vest pursuant to the vesting schedule set forth in Section 3.2. NVH will deposit with a mutually satisfactory escrow agent thirty-six (36) stock certificates for equal amounts of NVH Stock representing an aggregate of total shares for each of Darr Aley, Stephen George and Barry Uphoff, and the escrow agent shall deliver a stock certificate to each of Darr Aley, Stephen George and Barry Uphoff within ten (10) days after their ownership interest in the shares represented by such certificate has vested pursuant to the vesting schedule set forth in Section 3.2. Each stock certificate for any shares of NVH Stock which have not vested pursuant to the vesting schedule in Section 3.2 shall contain appropriate restrictive legends regarding the vesting of such NVH Stock and NVH shall instruct its transfer agent to place a stop order on such certificate in accordance with the vesting schedule set forth below.

     7.   Vesting Schedule. The terms and conditions set forth in Section 3.2
          ----------------
of the Agreement are hereby deleted and shall be replaced with the following:

          Notwithstanding the delivery of the NVH Stock to the Strategicus Stockholders, their ownership of the NVH Stock is subject to the following vesting schedule:


     Strategicus Stockholders      Vesting Schedule
     ------------------------      ----------------

     Douglas Spink                 30% of the NVH Stock to which Douglas Spink
                                   is entitled upon consummation of the Merger shall vest at the Effective Time, and the remainder of the NVH Stock shall vest in equal amounts beginning on the last day of the month following the Effective Time and continuing on the last day of each month thereafter over a period of 24 months;

     Barry Uphoff                  15% of the NVH Stock to which Barry Uphoff is
                                   entitled upon consummation of the Merger shall vest at the Effective Time, and the remainder of the NVH Stock shall vest in equal amounts beginning on the last day of the month following the Effective Time and continuing on the last day of each month thereafter over a period of 36 months;

     Darr Aley                     15% of the NVH Stock to which Darr Aley is
                                   entitled upon consummation of the Merger shall vest at the Effective Time, and the remainder of the NVH Stock shall vest in equal amounts beginning on the last day of the month following the Effective Time and continuing on the last day of each month thereafter over a period of 36 months;

     Stephen George                15% of the NVH Stock to which Stephen George
                                   is entitled upon consummation of the Merger shall vest at the Effective Time, and the remainder of the NVH Stock shall vest in equal amounts beginning on the last day of the month following the Effective Time and continuing on the last day of each month thereafter over a period of 36 months.

     Upon vesting of each installment of the NVH Stock, each Strategicus Stockholder's ownership of his vested NVH Stock shall be free and clear of all rights, claims, offsets, deductions and liens of NVH.

     If the employment of Douglas Spink is terminated pursuant to Sections 6.1
(a) through 6.1 (d) of his Employment Agreement with NVH, then he shall forfeit and forever lose all right, title and interest in and to the NVH Stock which is not vested as of the date of termination of his employment, and he shall promptly surrender to NVH all share certificates for NVH Stock which has not vested. If Douglas Spink terminates his employment pursuant to Sections 6.1 (e) or 6.1 (f) of his Employment Agreement with NVH, then all NVH Stock to which he is entitled to receive pursuant to this Agreement shall immediately vest as of the date of termination of his employment. If the consulting agreement of either of Stephen George or Darr Aley is terminated pursuant to Section 5 of his respective Consulting Agreement with NVH, then he shall forfeit and forever lose all right, title and interest in and to the NVH Stock which has not vested as of the date of termination of his consulting agreement. If the consulting agreement of Barry Uphoff is terminated pursuant to Section 5 of his Consulting Agreement with NVH, then he shall forfeit and forever lose all right, title and interest in and to the NVH Stock which has not vested as of the date of termination of his consulting agreement. If the consulting agreement of Barry Uphoff is terminated pursuant to Section 5 of his Consulting Agreement with NVH, then he shall forfeit and forever lose all right, title and interest in and to the NVH Stock which has not vested as of the date which is 60 days after the date of termination of his Consulting Agreement.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

NVH:                                NETVALUE HOLDINGS, INC.

                                    By:  /s/ Andrew P. Panzo
                                         ---------------------------
                                         Andrew P. Panzo, President


STRATEGICUS:                        STRATEGICUS PARTNERS INC.

                                    By:  /s/ Douglas Spink
                                         ---------------------------
                                         Douglas Spink, President

                                 SCHEDULE 3.1
                                      TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION


                     NVH Stock to Strategicus Shareholders
                     -------------------------------------


                    Series A Preferred Stock         Common Stock
                    ------------------------         ------------
     Douglas Spink             577,865                 1,881,157
     Darr Aley                 577,865                 1,881,157
     Barry Uphoff              577,865                 1,881,157
     Stephen George            577,865                 1,881,157